EXHIBIT 5.1

October 23, 2007

Spicy Pickle Franchising, Inc.
90 Madison St., Suite 700
Denver, Colorado 80206

Re:	Spicy Pickle Franchising, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Spicy Pickle Franchising, Inc., a Colorado corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to 7,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Spicy Pickle Franchising, Inc. 2006 Stock Incentive Plan (the “Plan”).

In connection with the Registration Statement, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states of the United States as to the issuance and sale of the Shares.

We consent to the use of this opinion in the Registration Statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

/s/ RICHARDSON & PATEL LLP RICHARDSON & PATEL LLP